The information in this Preliminary Pricing Supplement is not complete and may be changed. We may not sell these Securities until the Pricing Supplement is delivered in final form. We are not selling these Securities, nor are we soliciting offers to buy these Securities, in any state where such offer or sale is not permitted.

PRELIMINARY PRICING SUPPLEMENT	Filed Pursuant to Rule 424(b)(2)
Subject to Completion	Registration No. 333-228614
Dated November 2, 2020

Pricing Supplement dated ●, 2020 to the
Prospectus dated December 26, 2018, Prospectus Supplement dated December 26, 2018 and
Product Prospectus Supplement (Equity Linked Index Notes, Series A) dated December 26, 2018
The Bank of Nova Scotia
$
Market Linked Securities – Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside, Principal at Risk Securities
Linked to the S&P 500® Index
Due June 2, 2023
The Market Linked Securities – Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside, Principal at Risk Securities, Linked to the S&P 500® Index Due June 2, 2023 (the “Securities”) offered hereunder are senior unsecured obligations of The Bank of Nova Scotia (the “Bank”) and are subject to investment risks including possible loss of the Principal Amount invested due to the negative performance of the Reference Asset and the credit risk of the Bank. As used in this pricing supplement, the “Bank,” “we,” “us” or “our” refers to The Bank of Nova Scotia.
The Securities will not be listed on any securities exchange or automated quotation system.
The Securities will not bear interest. The amount that you will be paid on your Securities at maturity will be based on the performance of the S&P 500® Index (which we refer to as the “Reference Asset”) as measured from the Pricing Date to, and including, the Calculation Day. If the Percentage Change (defined below) of the Reference Asset is below -10.00% (the Ending Level is less than the Starting Level by more than 10.00%), you will lose 1% of the principal amount of your Securities for every 1% that the Percentage Change falls below -10.00% and, accordingly, you may lose up to 90.00% of your investment. Additionally, the amount you may receive for each $1,000 Principal Amount of your Securities at maturity is subject to a Capped Value of $[1,110.00-1,150.00] per $1,000 Principal Amount of your Securities (to be determined on the Pricing Date). Any payment on your Securities is subject to the creditworthiness of the Bank.
To determine your payment at maturity, we will first calculate the Percentage Change, which is the percentage increase or decrease in the Ending Level (the Closing Level of the Reference Asset on the Calculation Day) from the Starting Level (the Closing Level of the Reference Asset on the Pricing Date), in each case subject to adjustment. The Percentage Change may reflect a positive return (based on any increase in the level of the Reference Asset from the Starting Level to the Ending Level) or a negative return (based on any decrease in the level of the Reference Asset from the Starting Level to the Ending Level). At maturity, for each $1,000 Principal Amount of your Securities:
●
if the Ending Level is greater than the Starting Level (the Percentage Change is positive), you will receive an amount in cash equal to the sum of (1) $1,000 plus (2) the product of (i) $1,000 times (ii) the Percentage Change, times (iii) the Participation Rate of 200.00%, subject to the Capped Value;

●
if the Ending Level is less than or equal to the Starting Level but not by more than 10.00% (the Percentage Change is zero or negative but not below -10.00%), you will receive an amount in cash equal to $1,000; or

●
if the Ending Level is less than the Starting Level by more than 10.00% (the Percentage Change is negative and below -10.00%), you will receive less than $1,000 and have 1-to-1 downside exposure to the portion of such decrease in the Reference Asset that exceeds 10.00%. In this case, you will receive an amount in cash equal to the sum of: (1) $1,000 plus (2) the product of (i) $1,000 times (ii) the sum of the Percentage Change plus 10.00%.

Following the determination of the Starting Level, the amount you will be paid on your Securities at maturity will not be affected by the Closing Level of the Reference Asset on any day other than the Calculation Day. If the Ending Level is less than the Starting Level by more than 10.00%, you will have 1-to-1 downside exposure to the portion of such decrease in the level of the Reference Asset that exceeds 10.00% and you will lose some and possibly up to 90.00% of your investment in the Securities. Further, the amount that you could receive at maturity will not in any circumstances exceed the Capped Value of $[1,110.00-1,150.00] per $1,000 Principal Amount of your Securities (the exact amount to be determined on the Pricing Date). The Securities will not bear interest, and no other payments on your Securities will be made prior to maturity.
The difference between the estimated value of your Securities and the Original Offering Price reflects costs that the Bank expects to incur and profits that the Bank expects to realize in connection with hedging activities related to the Securities. These costs and profits will likely reduce the secondary market price, if any, at which the Underwriters are willing to purchase the Securities. The Underwriters may, but are not obligated to, purchase any Securities. As a result, you may experience an immediate and substantial decline in the market value of your Securities on the Trade Date and you may lose a substantial portion of your initial investment. The Bank’s profit in relation to the Securities will vary based on the difference between (i) the amounts received by the Bank in connection with the issuance and the reinvestment return received by the Bank in connection with such amounts and (ii) the costs incurred by the Bank in connection with the issuance of the Securities and the hedging transactions it effects. The Bank’s affiliates or the Underwriters’ affiliates may also realize a profit from a hedging transaction with our affiliate and/or an affiliate of Wells Fargo Securities, LLC (“WFS”) in connection with your Securities as described under “The Bank’s Estimated Value of the Securities”.
The return on your Securities will relate to the price return of the Reference Asset and will not include a total return or dividend component. The Securities are derivative products based on the performance of the Reference Asset. The Securities do not constitute a direct investment in any of the shares, units or other securities represented by the Reference Asset. By acquiring Securities, you will not have any direct economic or other interest in, claim or entitlement to, or any legal or beneficial ownership of any such share, unit or security and will not have any rights as a shareholder, unitholder or other security holder of any of the issuers including, without limitation, any voting rights or rights to receive dividends or other distributions.
Neither the United States Securities and Exchange Commission (“SEC”), nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this document, the accompanying prospectus, prospectus supplement or product prospectus supplement. Any representation to the contrary is a criminal offense.
The Securities are not insured by the Canada Deposit Insurance Corporation pursuant to the Canada Deposit Insurance Corporation Act (the “CDIC Act”) or the U.S. Federal Deposit Insurance Corporation or any other governmental agency of Canada, the United States or any other jurisdiction.
Scotia Capital (USA) Inc., our affiliate, will purchase the Securities from us for distribution to other registered broker dealers including WFS or will offer the Securities directly to investors. Scotia Capital (USA) Inc. or any of its affiliates or agents may use this pricing supplement in market-making transactions in Securities after their initial sale. If you are buying Securities from Scotia Capital (USA) Inc. or another of its affiliates or agents, the final pricing supplement to which this pricing supplement relates may be used in a market-making transaction. See “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement and on page PS-36 of the accompanying product prospectus supplement.
	Per Security	Total
Price to public[1]	100.00%	$●
Underwriting commissions[2]	3.15%	$●
Proceeds to The Bank of Nova Scotia[3]	96.85%	$●
The Securities have complex features and investment in the Securities involves certain risks. You should refer to “Additional Risks” beginning on page P-10 in this pricing supplement and “Additional Risk Factors Specific to the Notes” beginning on page PS-6 of the accompanying product prospectus supplement and “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement and on page 6 of the accompanying prospectus.
We will deliver the Securities in book-entry form through the facilities of The Depository Trust Company (“DTC”) on or about December 2, 2020 against payment in immediately available funds.
Scotia Capital (USA) Inc.	Wells Fargo Securities, LLC

1 If the Securities priced today, the estimated value of the Securities as determined by the Bank would be between $901.75 (90.175%) and $943.32 (94.332%) per $1,000 Principal Amount of the Securities. See "The Bank's Estimated Value of the Securities" in this pricing supplement for additional information.
2 Scotia Capital (USA) Inc. or one of our affiliates will purchase the aggregate Principal Amount of the Securities and as part of the distribution, will sell the Securities to WFS at a discount of up to $31.50 (3.15%) per $1,000 Principal Amount of the Securities. Wells Fargo Securities, LLC will provide selected dealers, which may include Wells Fargo Advisors ("WFA", the trade name of the retail brokerage business of Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC), with a selling concession of up to $17.50 (1.75%) per $1,000 Principal Amount of the Securities, and WFA will receive a distribution expense fee of $0.75 (0.075%) per $1,000 Principal Amount of the Securities for Securities sold by WFA. In respect of certain Securities sold in this offering, we may pay a fee of up to $1.00 per Security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the Securities to other securities dealers. See "Supplemental Plan of Distribution (Conflicts of Interest)" in this pricing supplement for additional information.
3 Excludes any profits from hedging. For additional considerations relating to hedging activities see "Additional Risks—The Inclusion of Dealer Spread and Projected Profit from Hedging in the Original Offering Price is Likely to Adversely Affect Secondary Market Prices" in this pricing supplement.

Summary
The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, and the accompanying prospectus, prospectus supplement, and product prospectus supplement. See “Additional Terms of the Securities” in this pricing supplement.
Issuer:	The Bank of Nova Scotia (the “Bank”)

Issue:	Senior Note Program, Series A

CUSIP/ISIN:	064159YG5 / US064159YG58

Type of Securities:	Market Linked Securities – Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside, Principal at Risk Securities

Reference Asset:	The S&P 500® Index (Bloomberg Ticker: SPX)

Sponsor:	S&P Dow Jones Indices LLC

Minimum Investment and Denominations:	$1,000 and integral multiples of $1,000 in excess thereof

Principal Amount:	$1,000 per Security

Original Offering Price:	100.00% of the Principal Amount of each Security

Currency:	U.S. Dollars

Pricing Date:	Expected to be November 24, 2020

Trade Date:	Expected to be November 24, 2020

Original Issue Date:	Expected to be December 2, 2020 (to be determined on the Trade Date and expected to be the 5th scheduled Business Day after the Trade Date)

We expect that delivery of the Securities will be made against payment therefor on or about the fifth Business Day following the Trade Date (this settlement cycle being referred to as “T+5”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in 2 Business Days (T+2), unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Securities on the Trade Date will be required, by virtue of the fact that each Security initially will settle in 5 Business Days (T+5), to specify alternative settlement arrangements to prevent a failed settlement.

Maturity Date:
June 2, 2023 or, if such day is not a Business Day, the next succeeding Business Day. If the scheduled Calculation Day is not a Trading Day or if a market disruption event occurs or is continuing on the day that would otherwise be the Calculation Day so that the Calculation Day as postponed falls less than two Business Days prior to the scheduled Maturity Date, the Maturity Date will be postponed to the second Business Day following the Calculation Day as postponed.

Principal at Risk:	If the Ending Level is less than the Starting Level by more than the Threshold Percentage, you will lose some and possibly up to 90.00% of your investment in the Securities

Fees and Expenses:
Scotia Capital (USA) Inc. or one of our affiliates will purchase the aggregate Principal Amount of the Securities and as part of the distribution, will sell the Securities to WFS at a discount of up to $31.50 (3.15%) per $1,000 Principal Amount of the Securities. WFS will provide selected dealers, which may include Wells Fargo Advisors (“WFA”, the trade name of the retail brokerage business of Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC), with a selling concession of up to $17.50 (1.75%) per $1,000 Principal Amount of the Securities, and WFA will receive a distribution expense fee of $0.75 (0.075%) per $1,000 Principal Amount of the Securities for Securities sold by WFA.

In addition, in respect of certain Securities sold in this offering, we may pay a fee of up to $1.00 per Security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the Securities to other securities dealers.

The price at which you purchase the Securities includes costs that the Bank, the Underwriters or their respective affiliates expect to incur and profits that the Bank, the Underwriters or their respective affiliates expect to realize in connection with hedging activities related to the Securities, as set forth above. These costs and profits will likely reduce the secondary market price, if any secondary market develops, for the Securities. As a result, you may experience an immediate and substantial decline in the market value of your Securities on the Pricing Date. See “Additional Risks—The Inclusion of Dealer Spread and Projected Profit from Hedging in the Original Offering Price is Likely to Adversely Affect Secondary Market Prices” in this pricing supplement.

Redemption Amount at Maturity:	The Redemption Amount at Maturity will be based on the performance of the Reference Asset and will be calculated as follows:

If the Ending Level is greater than the Starting Level, then the Redemption Amount at Maturity will equal:

the lesser of (a) Principal Amount + (Principal Amount × Participation Rate × Percentage Change) and (b) the Capped Value

If the Ending Level is less than or equal to the Starting Level, but greater than or equal to the Threshold Level, then the Redemption Amount at Maturity will equal:

the Principal Amount

If the Ending Level is less than the Threshold Level, then the Redemption Amount at Maturity will equal:

Principal Amount + [Principal Amount × (Percentage Change + Threshold Percentage)]

If the Ending Level is less than the Threshold Level, you will have 1-to-1 downside exposure to the portion of such decrease in the Reference Asset that exceeds 10.00% and you will lose some and possibly up to 90.00% of your investment in the Securities.

Starting Level:	The Closing Level of the Reference Asset on the Pricing Date

Ending Level:	The Closing Level of the Reference Asset on the Calculation Day

Closing Level:
For any date of determination, the closing level of the Reference Asset published on the Bloomberg Professional® service (“Bloomberg”) page “SPX<Index>“ or any successor page on Bloomberg or any successor service, as applicable, on the Calculation Day. In certain special circumstances, the Closing Level will be determined by the Calculation Agent. See “—Market Disruption Events”, “—Calculation Day” herein and “General Terms of the Notes—Unavailability of the Level of the Reference Asset on a Valuation Date” in the accompanying product prospectus supplement.

Percentage Change:	The Percentage Change, expressed as a percentage, with respect to the Redemption Amount at Maturity, is calculated as follows:

Ending Level – Starting Level Starting Level

For the avoidance of doubt, the Percentage Change may be a negative value.

Threshold Level:	To be determined on the Pricing Date (equal to the Starting Level multiplied by the difference of 100.00% minus the Threshold Percentage).

Threshold Percentage:	10.00%

Capped Value:
$[1,110.00-1,150.00] per $1,000 Principal Amount of the Securities (exact amount to be determined on the Pricing Date), which equals the Principal Amount per Security x [111.00%-115.00%] (exact amount to be determined on the Pricing Date). As a result of the Capped Value, the maximum total return at maturity of the Securities will be [11.00% to

15.00%] of the Principal Amount.

Participation Rate:	200.00%

Calculation Day:	May 25, 2023 or, if such day is not a Trading Day, the next succeeding Trading Day

The Calculation Day could also be delayed by the occurrence of a market disruption event.

If a market disruption event occurs or is continuing on the day that would otherwise be the Calculation Day, the Ending Level will equal the Closing Level of the Reference Asset on the first Trading Day following the day that would otherwise be the Calculation Day on which the Calculation Agent determines that a market disruption event has not occurred and is not continuing. If a market disruption event occurs or is continuing on each Trading Day to and including the eighth Trading Day following the originally scheduled Calculation Day, the Ending Level will be determined (or, if not determinable, estimated by the Calculation Agent in a manner which is considered commercially reasonable under the circumstances) by the Calculation Agent on that eighth Trading Day, regardless of the occurrence or continuance of the market disruption event on that day. In such an event, the Calculation Agent will make a good faith estimate in its sole discretion of the Ending Level that would have prevailed in the absence of the market disruption event.

Trading Day:
For purposes of the Securities, a “Trading Day” means a day, as determined by the Calculation Agent, on which (i) the relevant exchanges with respect to each security underlying the Reference Asset (the “Reference Asset Constituent Stocks”) are scheduled to be open for trading for their respective regular trading sessions and (ii) each related exchange is scheduled to be open for trading for its regular trading session.

Market Disruption Event:
For purposes of the Securities, the definition of “market disruption event” set forth in the accompanying product prospectus supplement is superseded. For purposes of the Securities, a “market disruption event” means any of the following events as determined by the Calculation Agent in its sole discretion:

(A)    The occurrence or existence of a material suspension of or limitation imposed on trading by the relevant exchange(s) or otherwise relating to securities which then comprise 20% or more of the level of the Reference Asset or any successor equity index at any time during the one-hour period that ends at the close of trading on that day, whether by reason of movements in price exceeding limits permitted by those relevant exchanges or otherwise.

(B)    The occurrence or existence of a material suspension of or limitation imposed on trading by any related exchange or otherwise in futures or options contracts relating to the Reference Asset or any successor equity index on any related exchange at any time during the one-hour period that ends at the close of trading on that day, whether by reason of movements in price exceeding limits permitted by the related exchange or otherwise.

(C)    The occurrence or existence of any event, other than an early closure, that materially disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, securities that then comprise 20% or more of the level of the Reference Asset or any successor equity index on their relevant exchanges at any time during the one-hour period that ends at the close of trading on that day.

(D)    The occurrence or existence of any event, other than an early closure, that materially disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, futures or options contracts relating to the Reference Asset or any successor equity index on any related exchange at any time during the one-hour period that ends at the close of trading on that day.

(E)    The closure on any exchange business day of the relevant exchanges on which securities that then comprise 20% or more of the level of the Reference Asset or any successor equity index are traded or any related exchange prior to its scheduled closing time unless the earlier closing time is announced by the relevant exchange or related exchange, as applicable, at least one hour prior to the earlier of (1) the actual closing time for the regular trading session on such relevant exchange or related exchange, as applicable, and (2) the submission deadline for orders to be entered into the relevant exchange or related exchange, as applicable, system for execution at such actual closing time on that day.

(F)     The relevant exchange for any Reference Asset Constituent or any security underlying a successor equity index or any related exchange fails to open for trading during its regular trading session.

For purposes of determining whether a market disruption event has occurred:

(1)    the relevant percentage contribution of a security to the level of the Reference Asset or any successor equity index will be based on a comparison of (x) the portion of the level of such index attributable to that security and (y) the overall level of the Reference Asset or successor equity index, in each case immediately before the occurrence of the market disruption event;

(2)     the “close of trading” on any Trading Day for the Reference Asset or any successor equity index means the scheduled closing time of the relevant exchanges with respect to the Reference Asset Constituents or the securities underlying a successor equity index on such Trading Day; provided that, if the actual closing time of the regular trading session of any such relevant exchange is earlier than its scheduled closing time on such Trading Day, then (x) for purposes of clauses (A) and (C) of the definition of “market disruption event” above, with respect to any security underlying the Reference Asset or successor equity index for which such relevant exchange is its relevant exchange, the “close of trading” means such actual closing time and (y) for purposes of clauses (B) and (D) of the definition of “market disruption event” above, with respect to any futures or options contract relating to the Reference Asset or successor equity index, the “close of trading” means the latest actual closing time of the regular trading session of any of the relevant exchanges, but in no event later than the scheduled closing time of the relevant exchanges;

(3)     the “scheduled closing time” of any relevant exchange or related exchange on any Trading Day for the Reference Asset or any successor equity index means the scheduled weekday closing time of such relevant exchange or related exchange on such Trading Day, without regard to after hours or any other trading outside the regular trading session hours; and

(4)    an “exchange business day” means any Trading Day for the Reference Asset or any successor equity index on which each relevant exchange for the Reference Asset Constituents or the securities underlying a successor equity index and each related exchange are open for trading during their respective regular trading sessions, notwithstanding any such relevant exchange or related exchange closing prior to its scheduled closing time.

Relevant Exchange:	The “relevant exchange” for any security then underlying the Reference Asset means the primary exchange or quotation system on which such security is traded, as determined by the Calculation Agent.

Related Exchange:
The “related exchange” means an exchange or quotation system where trading has a material effect (as determined by the Calculation Agent) on the overall market for futures or options contracts relating to the Reference Asset.

Form of Securities:	Book-entry

Calculation Agent:	Scotia Capital Inc., an affiliate of the Bank

Underwriters:	Scotia Capital (USA) Inc. and Wells Fargo Securities, LLC

Status:	The Securities will constitute direct, senior, unsubordinated and unsecured obligations of the Bank ranking pari passu with all other direct, senior, unsecured and unsubordinated indebtedness of the Bank from time to time outstanding (except as otherwise prescribed by law). Holders will not have the benefit of any insurance under the provisions of the CDIC Act, the U.S. Federal Deposit Insurance Act or under any other deposit insurance regime.

Tax Redemption:
The Bank (or its successor) may redeem the Securities, in whole but not in part, at a redemption price determined by the Calculation Agent in a manner reasonably calculated to preserve your and our relative economic position, if it is determined that changes in tax laws of Canada (or the jurisdiction of organization of the successor to the Bank) or of any political subdivision or taxing authority thereof or therein affecting taxation or their interpretation will result in the Bank (or its successor) becoming obligated to pay additional amounts with respect to the Securities. See “Tax Redemption” in the accompanying product prospectus supplement.

Listing:	The Securities will not be listed on any securities exchange or automated quotation system

Use of Proceeds:	General corporate purposes

Clearance and Settlement:	The Depository Trust Company

Business Day:	New York and Toronto

Canadian Bail-in:	The Securities are not bail-inable debt securities under the CDIC Act

Investing in the Securities involves significant risks. You may lose up to 90.00% of your investment in the Securities. The downside market exposure to the Reference Asset is buffered only at maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of the Bank. If the Bank were to default on its payment obligations you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

ADDITIONAL TERMS OF THE SECURITIES
You should read this pricing supplement together with the accompanying prospectus dated December 26, 2018, as supplemented by the accompanying prospectus supplement dated December 26, 2018 and the accompanying product prospectus supplement (Equity Linked Index Notes, Series A) dated December 26, 2018, relating to our Senior Note Program, Series A, of which these Securities are a part. Certain terms used but not defined in this pricing supplement will have the meanings given to them in the accompanying product prospectus supplement. In the event of any conflict, this pricing supplement will control. The Securities may vary from the terms described in the accompanying prospectus, prospectus supplement, and product prospectus supplement in several important ways. You should read this pricing supplement, including the documents incorporated herein, carefully.
This pricing supplement, together with the documents listed below, contains the terms of the Securities and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Additional Risk Factors Specific to the Notes” in the accompanying product prospectus supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities. You may access these documents on the SEC website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website at http://www.sec.gov/cgi-bin/browse-edgar?action=getcompany&CIK=0000009631):
Prospectus dated December 26, 2018:
http://www.sec.gov/Archives/edgar/data/9631/000119312518357537/d677731d424b3.htm
Prospectus Supplement dated December 26, 2018:
http://www.sec.gov/Archives/edgar/data/9631/000091412118002473/bn50676984-424b3.htm
Product Prospectus Supplement (Equity Linked Index Notes, Series A), dated December 26, 2018:
http://www.sec.gov/Archives/edgar/data/9631/000091412118002483/bn50682441-424b2.htm

INVESTOR SUITABILITY
The Securities may be suitable for you if:
•	You fully understand and accept the risks inherent in an investment in the Securities, including the risk of losing most of your initial investment.
•	You can tolerate a loss of up to 90.00% of your initial investment.
•	You believe that the Reference Asset will appreciate over the term of the Securities and that the appreciation is unlikely to exceed the cap on appreciation provided by the Capped Value.
•
You understand and accept that your potential return is limited to the Capped Value and you would be willing to invest in the Securities if the Capped Value was set to the bottom of the range indicated herein (the exact Capped Value will be determined on the Pricing Date).

•	You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Reference Asset.
•	You do not seek current income from your investment and are willing to forgo any dividends paid on the Reference Asset Constituent Stocks.
•	You are willing to hold the Securities to maturity, a term of approximately 30 months, and accept that there may be little or no secondary market for the Securities.
•	You are willing to accept the risk of exposure to the large capitalization segment of the United States equity market.
•
You are willing to assume the credit risk of the Bank for all payments under the Securities, and understand that if the Bank defaults on its obligations you may not receive any amounts due to you, including any repayment of principal.

The Securities may not be suitable for you if:
•	You do not fully understand or are unwilling to accept the risks inherent in an investment in the Securities, including the risk of losing most of your initial investment.
•	You require an investment designed to guarantee a full return of principal at maturity.
•	You cannot tolerate a loss of up to 90.00% of your initial investment.
•
You believe that the Ending Level will be less than the Starting Level, or you believe the Reference Asset will appreciate over the term of the Securities and that the appreciation, after giving effect to the Participation Rate, is likely to exceed the Capped Value.

•
You seek an investment that has unlimited return potential without a cap on appreciation or you would be unwilling to invest in the Securities if the Capped Value was set to the bottom of the range indicated herein (the exact Capped Value will be determined on the Pricing Date).

•	You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Reference Asset.
•	You seek current income from your investment or prefer to receive dividends paid on the Reference Asset Constituent Stocks.
•	You are unwilling to hold the Securities to maturity, a term of approximately 30 months, or you seek an investment for which there will be an active secondary market.
•	You are not willing to assume the credit risk of the Bank for all payments under the Securities.
•	You are not willing to purchase securities with an estimated value that is lower than the Original Offering Price.
•	You are not willing to accept the risk of exposure to the large capitalization segment of the United States equity market.
•	You prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings.
The investor suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review “Additional Risks” herein and the “Additional Risk Factors Specific to the Notes” in the accompanying product prospectus supplement for risks related to an investment in the Securities.

HYPOTHETICAL PAYMENTS AT MATURITY ON THE SECURITIES
The examples set out below are included for illustration purposes only. The hypothetical Percentage Changes of the Reference Asset used to illustrate the calculation of the Redemption Amount at Maturity (rounded to two decimal places) are not estimates or forecasts of the Starting Level, the Ending Level or the level of the Reference Asset on the Calculation Day or on any Trading Day prior to the Maturity Date. All examples assume that a holder purchased Securities with an aggregate Principal Amount of $1,000.00, the Participation Rate of 200.00%, a Threshold Percentage of 10.00% (the Threshold Level is 90.00% of the Starting Level), a Capped Value of $1,130.00 per $1,000 Principal Amount of the Securities (113.00% of the Principal Amount, the midpoint of the specified range for the Capped Value), and that no market disruption event occurs on the Calculation Day. Amounts below may have been rounded for ease of analysis.
Example 1—	Calculation of the Redemption Amount at Maturity where the Ending Level is greater than the Starting Level.

	Percentage Change:	3.00%

	Redemption Amount at Maturity:	$1,000.00 + ($1,000.00 × 200.00% × 3.00%) = $1,000.00 + $60.00 = $1,060.00

	On a $1,000 investment, a 3.00% Percentage Change results in a Redemption Amount at Maturity of $1,060.00.

Example 2—	Calculation of the Redemption Amount at Maturity where the Ending Level is greater than the Starting Level (and the Redemption Amount at Maturity is limited by the Capped Value).

	Percentage Change:	50.00%

	Redemption Amount at Maturity:	$1,000.00 + ($1,000.00 x 200.00% x 50.00%) = $1,000.00 + $1,000.00 = $2,000.00 however, since the Capped Value is $1,130.00, the Redemption Amount at Maturity would be $1,130.00

	On a $1,000 investment, a 50.00% Percentage Change results in a Redemption Amount at Maturity of $1,130.00.

	In addition to limiting your return on the Securities, the Capped Value limits the positive effect of the Participation Rate. If the Ending Level is greater than the Starting Level, you will participate in the performance of the Reference Asset at a rate of 200.00% up to a certain point. However, the effect of the Participation Rate will be progressively reduced for Ending Levels that are greater than 106.50% of the Starting Level (assuming a Capped Value of $1,130.00 which is equal to the midpoint of the range specified herein) since your return on the Securities for any Ending Level greater than 106.50% of the Starting Level will be limited to the Capped Value.

Example 3—	Calculation of the Redemption Amount at Maturity where the Ending Level is less than or equal to the Starting Level, but greater than or equal to the Threshold Level.

	Percentage Change:	-5.00%

	Redemption Amount at Maturity:	$1,000.00 (at maturity, if the Percentage Change is negative BUT the decrease is not more than the Threshold Percentage, then the Redemption Amount at Maturity will equal the Principal Amount)

	On a $1,000 investment, a -5.00% Percentage Change results in a Redemption Amount at Maturity of $1,000.00

Example 4—	Calculation of the Redemption Amount at Maturity where the Ending Level is less than the Threshold Level.

	Percentage Change:	-50.00%

	Redemption Amount at Maturity:	$1,000.00 + [$1,000.00 × (-50.00% + 10.00%)] = $1,000.00 - $400.00 = $600.00

	On a $1,000 investment, a -50.00% Percentage Change results in a Redemption Amount at Maturity of $600.00.

Accordingly, if the Percentage Change is negative by more than the Threshold Percentage, meaning the Ending Level is less than the Threshold Level, the Bank will pay you less than the full Principal Amount, resulting in a loss on your investment that is equal to the Percentage Change in excess of the Threshold Percentage. If the Ending Level is less than the Threshold Level, you will have 1-to-1 downside exposure to the portion of such decrease in the Reference Asset that exceeds the Threshold Percentage and you will lose some and possibly up to 90.00% of your investment in the Securities.

Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of the Bank. If the Bank were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.
The following graph represents hypothetical returns only and is not indicative of actual results. The graph demonstrates the hypothetical return on the Securities at maturity for the set of Percentage Changes of the Reference Asset from -100.00% to 100.00% using the same assumptions as set forth above. Your investment may result in a loss of up to 90.00% of your initial investment in the Securities at maturity.

Hypothetical Payoff Profile
100%
90%
80%
70%
60%
50%
40%
30%
20%
10%
0%
-10%
-20%
-30%
-40%
-50%
-60%
-70%
-80%
-90%
-100%
Security Return %
200% of Percentage Change, to capped value
Buffered downside exposure
-100%
-90%
-80%
-70%
-60%
-50%
-40%
-30%
-20%
-10%
0%
10%
20%
30%
40%
50%
60%
70%
80%
90%
100%
Percentage Change %
Percentage Change
Security Return
Capped Value

Hypothetical Returns on the Securities
Hypothetical Ending Level	Hypothetical Percentage Change from the hypothetical Starting Level to the hypothetical Ending Level	Hypothetical Redemption Amount at Maturity per Security	Hypothetical pre-tax total rate of return
150.00	50.00%	$1,130.00	13.00%
130.00	30.00%	$1,130.00	13.00%
120.00	20.00%	$1,130.00	13.00%
110.00	10.00%	$1,130.00	13.00%
106.50	6.50%	$1,130.00	13.00%
105.00	5.00%	$1,100.00	10.00%
102.00	2.00%	$1,040.00	4.00%
100.00	0.00%	$1,000.00	0.00%
98.00	-2.00%	$1,000.00	0.00%
95.00	-5.00%	$1,000.00	0.00%
90.00	-10.00%	$1,000.00	0.00%
89.00	-11.00%	$990.00	-1.00%
80.00	-20.00%	$900.00	-10.00%
70.00	-30.00%	$800.00	-20.00%
50.00	-50.00%	$600.00	-40.00%
25.00	-75.00%	$350.00	-65.00%
0.00	-100.00%	$100.00	-90.00%
Assumes a hypothetical Starting Level of 100.00, which has been chosen arbitrarily for illustrative purposes only, and a Capped Value of $1,130.00 (the midpoint of the Capped Value range). The actual Starting Level and the actual Capped Value will be determined on the Pricing Date. Each Security has a Principal Amount of $1,000.
The above figures are for purposes of illustration only and may have been rounded for ease of analysis. The actual amount you receive on the Maturity Date and the resulting pre-tax rates of return will depend on the actual Ending Level and Capped Value.

ADDITIONAL RISKS
An investment in the Securities involves significant risks. In addition to the following risks included in this pricing supplement, we urge you to read “Additional Risk Factors Specific to the Notes” in the accompanying product prospectus supplement and “Risk Factors” in the accompanying prospectus supplement and the accompanying prospectus.
You should understand the risks of investing in the Securities and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the Securities in light of your particular financial circumstances and the information set forth in this pricing supplement and the accompanying prospectus, prospectus supplement and product prospectus supplement.
Risks Relating to Return Characteristics
Risk of Loss at Maturity
Any payment on the Securities at maturity depends on the Percentage Change of the Reference Asset. The Bank will repay you the full Principal Amount of your Securities only if the Percentage Change does not reflect a decrease in the Reference Asset of more than 10.00%. If the Percentage Change is negative by more than 10.00%, meaning the Ending Level is less than the Threshold Level, you will lose a significant portion of your initial investment in an amount equal to the Percentage Change in excess of the Threshold Percentage. You may lose up to 90.00% of your investment in the Securities.
The Participation Rate and the Buffered Downside Market Exposure to the Reference Asset Applies Only at Maturity
You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the Participation Rate or the Securities themselves and you may have to sell them at a loss relative to your initial investment even if the level of the Reference Asset at such time is not below the Starting Level by a percentage greater than the Threshold Percentage. You will receive the full benefit of the Participation Rate and the Threshold Percentage, if applicable, only if you hold your Securities to maturity.
Your Potential Redemption Amount at Maturity Is Limited by the Capped Value
The Redemption Amount at Maturity will not exceed the Capped Value. Therefore, if the appreciation of the Reference Asset, after taking into account the effect of the Participation Rate, exceeds the cap on appreciation provided by the Capped Value, the Securities will provide less opportunity to participate in the appreciation of the Reference Asset than an investment that provides full participation in such appreciation. Accordingly, the return on the Securities may be less than that of an investment that is directly linked to the positive performance of the Reference Asset.
The Securities Differ from Conventional Debt Instruments
The Securities are not conventional notes or debt instruments. The Securities do not provide you with interest payments prior to maturity as a conventional fixed-rate or floating-rate debt security would. The return that you will receive on the Securities, which could be negative, may be less than that of other investments. Even if your return is positive, your return may be less than that of a conventional, interest-bearing senior debt security of the Bank.
No Interest
The Securities do not bear interest and, accordingly, you will not receive any interest payments on the Securities.
The Redemption Amount at Maturity Is Not Linked to the Level of the Reference Asset at Any Time Other Than the Calculation Day
The Redemption Amount at Maturity will be based on the Ending Level (subject to adjustments as described herein). Therefore, for example, if the Closing Level of the Reference Asset declined substantially as of the Calculation Day compared to the Pricing Date, the Redemption Amount at Maturity may be significantly less than it would otherwise have been had the Redemption Amount at Maturity been linked to the Closing Level of the Reference Asset prior to the Calculation Day. Although the actual level of the Reference Asset at maturity or at other times during the term of the Securities may be higher than the Ending Level, you will not benefit from the Closing Level of the Reference Asset at any time other than the Calculation Day.

Holding the Securities is Not the Same as Holding the Reference Asset Constituent Stocks
Holding the Securities is not the same as holding the Reference Asset Constituent Stocks. As a holder of the Securities, you will not be entitled to the voting rights or rights to receive dividends or other distributions or other rights that holders of the Reference Asset Constituent Stocks would enjoy.
No Assurance that the Investment View Implicit in the Securities Will Be Successful
It is impossible to predict whether and the extent to which the level of the Reference Asset will rise or fall. There can be no assurance that the Ending Level will be greater than the Starting Level or that the percentage decline from the Starting Level to the Ending Level will not be greater than the Threshold Percentage. The Ending Level may be influenced by complex and interrelated political, economic, financial and other factors that affect the Reference Asset Constituent Stocks. You should be willing to accept the risks of the price performance of equity securities in general and the Reference Asset Constituent Stocks in particular, and the risk of losing most of your initial investment.
Furthermore, we cannot give you any assurance that the future performance of the Reference Asset or the Reference Asset Constituent Stocks will result in your receiving an amount greater than or equal to the Principal Amount of your Securities. Certain periods of historical performance of the Reference Asset or the Reference Asset Constituent Stocks would have resulted in you receiving less than the Principal Amount of your Securities if you had owned securities with terms similar to these Securities in the past. See “Information Regarding The Reference Asset” in this pricing supplement for further information regarding the historical performance of the Reference Asset.
Risks Relating to Characteristics of the Reference Asset
The Securities are Subject to Market Risk
The return on the Securities is directly linked to the performance of the Reference Asset, and indirectly linked to the value of the Reference Asset Constituent Stocks and the extent to which the Percentage Change is positive or negative. The level of the Reference Asset can rise or fall sharply due to factors specific to the Reference Asset Constituent Stocks, as well as general market factors, such as general market volatility and levels, interest rates and economic and political conditions. Recently, the coronavirus infection has caused volatility in the global financial markets and a slowdown in the global economy. Coronavirus or any other communicable disease or infection may adversely affect the issuers of the Reference Asset Constituent Stocks (the “Reference Asset Constituent Stock Issuers”) and, therefore, the Reference Asset.
If the Levels of the Reference Asset or the Reference Asset Constituent Stocks Change, the Market Value of Your Securities May Not Change in the Same Manner
Your Securities may trade quite differently from the performance of the Reference Asset or the Reference Asset Constituent Stocks. Changes in the levels of the Reference Asset or the Reference Asset Constituent Stocks may not result in a comparable change in the market value of your Securities. We discuss some of the reasons for this disparity under “—The Price at Which the Securities May Be Sold Prior to Maturity will Depend on a Number of Factors and May Be Substantially Less Than the Amount for Which They Were Originally Purchased” below.
The Reference Asset Reflects Price Return Only and Not Total Return
The return on your Securities is based on the performance of the Reference Asset, which reflects the changes in the market prices of the Reference Asset Constituent Stocks. It is not, however, linked to a “total return” index or strategy, which, in addition to reflecting those price returns, would also reflect dividends paid on the Reference Asset Constituent Stocks. The return on your Securities will not include such a total return feature or dividend component.
Past Performance is Not Indicative of Future Performance
The actual performance of the Reference Asset over the term of the Securities, as well as the amount payable at maturity, may bear little relation to the historical performance of the Reference Asset or to the hypothetical return examples set forth elsewhere in this pricing supplement. We cannot predict the future performance of the Reference Asset.
Changes Affecting the Reference Asset Could Have an Adverse Effect on the Value of, and any Amount Payable on, the Securities
The policies of S&P Dow Jones Indices LLC, the index sponsor (the “Sponsor”) concerning additions, deletions and substitutions of the Reference Asset Constituent Stocks and the manner in which the Sponsor takes account of certain changes affecting those Reference Asset Constituent Stocks may adversely affect the level of the Reference Asset. The policies of the Sponsor with respect to the calculation of the Reference Asset could also adversely affect the level of the Reference Asset. The Sponsor may discontinue or suspend calculation or dissemination of the Reference Asset. Any such actions could have a material adverse effect on the value of, and any amount payable on, the Securities.
The Bank Cannot Control Actions by the Sponsor and the Sponsor Has No Obligation to Consider Your Interests
The Bank and its affiliates are not affiliated with the Sponsor and have no ability to control or predict its actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the Reference Asset. The Sponsor is not involved in the Securities offering in any way and has no obligation to consider your interest as an owner of the Securities in taking any actions that might negatively affect the market value of, and any amount payable on, your Securities.
None of the Bank, Scotia Capital (USA) Inc. or Our Affiliates, or Wells Fargo Securities and Their Affiliates Except to the Extent Their Parent Company’s Common Stock is Included in the Reference Asset, are Affiliated with Any Reference Asset Constituent Stock Issuer or Are Responsible for Any Disclosure by Any Reference Asset Constituent Stock Issuer or the Sponsor
The Bank, the Underwriters and their respective affiliates may currently, or from time to time in the future, engage in business with the Reference Asset Constituent Stock Issuers. None of the Bank, Scotia Capital (USA) Inc. or our affiliates, or Wells Fargo Securities and their affiliates except to the extent their parent company’s common stock is included in the Reference Asset, are affiliated with any Reference Asset Constituent Stock Issuer or assumes any responsibility for the accuracy or the completeness of any information about the Reference Asset or any of the Reference Asset Constituent Stocks. Before investing in the Securities, you should make your own investigation into the Reference Asset and the Reference Asset Constituent Stock Issuers. See the section below entitled “Information Regarding the Reference Asset” in this pricing supplement for additional information about the Reference Asset.
Risks Relating to Hedging Activities and Conflicts of Interest
Hedging Activities by the Bank and/or the Underwriters May Negatively Impact Investors in the Securities and Cause Our Respective Interests and Those of Our Clients and Counterparties to Be Contrary to Those of Investors in the Securities
The Bank or one or more of our respective affiliates and/or the Underwriters has hedged or expects to hedge the obligations under the Securities by purchasing futures and/or other instruments linked to the Reference Asset. The Bank or one or more of our respective affiliates and/or the Underwriters also expects to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the Reference Asset or one or more of the Reference Asset Constituent Stocks, at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before the Calculation Day.
The Bank or one or more of our respective affiliates and/or the Underwriters may also enter into, adjust and unwind hedging transactions relating to other basket- or index-linked securities whose returns are linked to changes in the level or price of the Reference Asset or the Reference Asset Constituent Stocks. Any of these hedging activities may adversely affect the level of the Reference Asset—directly or indirectly by affecting the price of the Reference Asset Constituent Stocks—and therefore the market value of the Securities and the amount you will receive, if any, on the Securities. In addition, you should expect that these transactions will cause the Bank, our respective affiliates and/or the Underwriters, or our respective clients or counterparties, to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the Securities. The Bank, our respective affiliates and/or the Underwriters will have no obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the Securities, and may receive substantial returns with respect to these hedging activities while the value of the Securities may decline.
Market Activities by the Bank or the Underwriters for Their Own Respective Accounts or for Their Respective Clients Could Negatively Impact Investors in the Securities
The Bank, the Underwriters and their respective affiliates provide a wide range of financial services to a substantial and diversified client base. As such, each of the Bank, the Underwriters and their respective affiliates may act as an investor, investment banker, research provider, investment manager, investment advisor, market maker, trader, prime broker or lender. In those and other capacities, we and/or our affiliates and the Underwriters and/or their respective affiliates purchase, sell or hold a broad array of investments, actively trade securities (including the Securities or other securities that we have issued), the Reference Asset Constituent Stocks, derivatives, loans, credit default swaps, indices, baskets and other financial instruments and products for our own accounts or for the accounts of our customers, and we and the Underwriters will have other direct or indirect interests in those securities and in other markets that may not be consistent with your interests and may adversely affect the level of the Reference Asset and/or the value of the Securities. Any of these financial market activities may, individually or in the aggregate, have an adverse effect on the level of the Reference Asset and the market for your Securities, and you should expect that our interests and those of our affiliates and those of the Underwriters and/or of their respective affiliates, or our or their clients or counterparties, will at times be adverse to those of investors in the Securities.
The Bank, the Underwriters and their respective affiliates regularly offer a wide array of securities, financial instruments and other products into the marketplace, including existing or new products that are similar to the Securities or other securities that we may issue, the Reference Asset Constituent Stocks or other securities or instruments similar to or linked to the foregoing. Investors in the Securities should expect that the Bank, the Underwriters and their respective affiliates will offer securities, financial instruments, and other products that may compete with the Securities for liquidity or otherwise.
In addition, our and their affiliates or any dealer participating in the offering of the Securities or its affiliates may, at present or in the future, publish research reports on the Reference Asset or the Reference Asset Constituent Stocks. This research is modified from time to time without notice and may, at present or in the future, express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research reports on the Reference Asset or the Reference Asset Constituent Stocks could adversely affect the level of the Reference Asset and, therefore, adversely affect the value of and your return on the Securities. You are encouraged to derive information concerning the Reference Asset from multiple sources and should not rely on the views expressed by us, the Underwriters or our or their affiliates or any participating dealer or its affiliates.
The Bank, the Underwriters and Their Respective Affiliates Regularly Provide Services to, or Otherwise Have Business Relationships with, a Broad Client Base, Which Has Included and May Include the Reference Asset Constituent Stock Issuers
The Bank, the Underwriters and their respective affiliates regularly provide financial advisory, investment advisory and transactional services to a substantial and diversified client base. You should assume that the Bank or the Underwriters will, at present or in the future, provide such services or otherwise engage in transactions with, among others, the Reference Asset Constituent Stock Issuers or transact in securities or instruments or with parties that are directly or indirectly related to these entities. These services could include making loans to or equity investments in those companies, providing financial advisory or other investment banking services, or issuing research reports. You should expect that the Bank, the Underwriters and their respective affiliates, in providing these services, engaging in such transactions, or acting for their own accounts, may take actions that have direct or indirect effects on the Securities or other securities that the Bank may issue, the Reference Asset Constituent Stocks or other securities or instruments similar to or linked to the foregoing, and that such actions could be adverse to the interests of investors in the Securities. In addition, in connection with these activities, certain personnel within the Bank or the Underwriters and their respective affiliates may have access to confidential material non-public information about these parties that would not be disclosed to investors in the Securities.
Other Investors in the Securities May Not Have the Same Interests as You
The interests of other investors may, in some circumstances, be adverse to your interests. Other investors may make requests or recommendations to us regarding the establishment of transactions on terms that are adverse to your interests, and investors in the Securities are not required to take into account the interests of any other investor in exercising remedies, voting or other rights in their capacity as noteholders. Further, other investors may enter into market transactions with respect to the Securities, assets that are the same or similar to the Securities, assets referenced by the Securities (such as stocks or stock indices) or other similar assets or securities which may adversely impact the market for or value of your Securities. For example, an investor could take a short position (directly or indirectly through derivative transactions) in respect of securities similar to your Securities or in respect of the Reference Asset.
The Calculation Agent Can Postpone the Calculation Day for the Securities if a Market Disruption Event with Respect to the Reference Asset Occurs
If the Calculation Agent determines, in its sole discretion, that, on a day that would otherwise be the Calculation Day, a market disruption event with respect to the Reference Asset has occurred or is continuing for the Reference Asset, the Calculation Day will be postponed until the first following Trading Day on which no market disruption event occurs or is continuing, although the Calculation Day will not be postponed by more than eight scheduled Trading Days. Moreover, if the Calculation Day is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the Calculation Day, and the Calculation Agent will determine the applicable Ending Level that must be used to determine the Redemption Amount at Maturity. See “General Terms of the Notes—Unavailability of the Level of the Reference Asset on a Valuation Date” in the accompanying product prospectus supplement and “Summary—Market Disruption Event” herein.
A Participating Dealer or its Affiliates May Realize Hedging Profits Projected by its Proprietary Pricing Models in Addition to any Selling Concession and/or any Distribution Expense Fee, Creating a Further Incentive for the Participating Dealer to Sell the Securities to You
If any dealer participating in the distribution of the Securities (referred to as a "participating dealer") or any of its affiliates conducts hedging activities for us in connection with the Securities, that participating dealer or its affiliate will expect to realize a projected profit from such hedging activities. If a participating dealer receives a concession and/or any distribution expense fee for the sale of the Securities to you, this projected profit will be in addition to the concession and/or distribution expense fee, creating a further incentive for the participating dealer to sell the Securities to you.
Risks Relating to Estimated Value and Liquidity
The Inclusion of Dealer Spread and Projected Profit from Hedging in the Original Offering Price is Likely to Adversely Affect Secondary Market Prices
Assuming no change in market conditions or any other relevant factors, the price, if any, at which Scotia Capital (USA) Inc. or any other party is willing to purchase the Securities at any time in secondary market transactions will likely be significantly lower than the Original Offering Price, since secondary market prices are likely to exclude discounts and underwriting commissions paid with respect to the Securities and the cost of hedging our obligations under the Securities that are included in the Original Offering Price. The cost of hedging includes the projected profit that we or our hedge provider may realize in consideration for assuming the risks inherent in managing the hedging transactions. These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions. The profits also include an estimate of the difference between the amounts we or our hedge provider pay and receive in a hedging transaction with our affiliate and/or an affiliate of WFS in connection with your Securities. In addition, any secondary market prices may differ from values determined by pricing models used by Scotia Capital (USA) Inc. or WFS as a result of dealer discounts, mark-ups or other transaction costs.
WFS has advised us that if it or any of its affiliates makes a secondary market in the Securities at any time up to the Original Issue Date or during the 3-month period following the Original Issue Date, the secondary market price offered by WFS or any of its affiliates will be increased by an amount reflecting a portion of the costs associated with selling, structuring and hedging the Securities that are included in the Original Offering Price. Because this portion of the costs is not fully deducted upon issuance, WFS has advised us that any secondary market price it or any of its affiliates offers during this period will be higher than it otherwise would be outside of this period, as any secondary market price offered outside of this period will reflect the full deduction of the costs as described above. WFS has advised us that the amount of this increase in the secondary market price will decline steadily to zero over this 3-month period. If you hold the Securities through an account at WFS or any of its affiliates, WFS has advised us that it expects that this increase will also be reflected in the value indicated for the Securities on your brokerage account statement.
The Bank’s Estimated Value of the Securities Will be Lower than the Original Offering Price of the Securities
The Bank’s estimated value is only an estimate using several factors. The Original Offering Price of the Securities will exceed the Bank’s estimated value because costs associated with selling and structuring the Securities, as well as hedging the Securities, are included in the Original Offering Price of the Securities. These costs include the selling commissions and the estimated cost of using a third party hedge provider to hedge our obligations under the Securities. See “The Bank’s Estimated Value of the Securities” in this pricing supplement.
The Bank’s Estimated Value Does Not Represent Future Values of the Securities and may Differ from Others’ Estimates
The Bank’s estimated value of the Securities is determined by reference to the Bank’s internal pricing models when the terms of the Securities are set. This estimated value is based on market conditions and other relevant factors existing at that time and the Bank’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors as well as an estimate of the difference between the amounts we or our hedge provider pay and receive in a hedging transaction with our affiliate and/or an affiliate of WFS in connection with your Securities. Different pricing models and assumptions could provide valuations for Securities that are greater than or less than the Bank’s estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the Securities could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which the Bank would be willing to buy Securities from you in secondary market transactions. See “The Bank’s Estimated Value of the Securities” in this pricing supplement.
The Bank’s Estimated Value is not Determined by Reference to Credit Spreads for our Conventional Fixed-Rate Debt
The internal funding rate used in the determination of the Bank’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. If the Bank were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the Securities to be more favorable to you. Consequently, our use of an internal funding rate would have an adverse effect on the terms of the Securities and any secondary market prices of the Securities. See “The Bank’s Estimated Value of the Securities” in this pricing supplement.
We May Sell an Additional Aggregate Principal Amount of the Securities at a Different Issue Price
We may decide to sell an additional aggregate Principal Amount of the Securities subsequent to the date of the final pricing supplement. The issue price of the Securities in the subsequent sale may differ substantially (higher or lower) from the Original Offering Price provided on the cover of this pricing supplement.
The Price at Which the Securities May Be Sold Prior to Maturity will Depend on a Number of Factors and May Be Substantially Less Than the Amount for Which They Were Originally Purchased
The price at which the Securities may be sold prior to maturity will depend on a number of factors. Some of these factors include, but are not limited to: (i) actual or anticipated changes in the level of the Reference Asset over the full term of the Security, (ii) volatility of the level of the Reference Asset and the market’s perception of future volatility of the level of the Reference Asset, (iii) changes in interest rates generally, (iv) any actual or anticipated changes in our credit ratings or credit spreads, (v) dividend yields on the securities included in the Reference Asset and (vi) time remaining to maturity. In particular, because the provisions of the Security relating to the Redemption Amount at Maturity and the Capped Value behave like options, the value of the Security will vary in ways which are non-linear and may not be intuitive.
Depending on the actual or anticipated level of the Reference Asset and other relevant factors, the market value of the Securities may decrease and you may receive substantially less than 100.00% of the Original Offering Price if you sell your Securities prior to maturity. We anticipate that the value of the Securities will always be at a discount to the Capped Value.
The Securities Lack Liquidity
The Securities will not be listed on any securities exchange or automated quotation system. Therefore, there may be little or no secondary market for the Securities. Scotia Capital (USA) Inc. may, but is not obligated to, make a market in the Securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which Scotia Capital (USA) Inc. is willing to purchase the Securities from you. If at any time Scotia Capital (USA) Inc. was not to make a market in the Securities, it is likely that there would be no secondary market for the Securities. Accordingly, you should be willing to hold your Securities to maturity.
Risks Relating to General Credit Characteristics
Your Investment is Subject to the Credit Risk of the Bank
The Securities are senior unsecured debt obligations of the Bank, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus, prospectus supplement and product prospectus supplement, the Securities will rank on a parity with all of the other unsecured and unsubordinated debt obligations of the Bank, except such obligations as may be preferred by operation of law. Any payment to be made on the Securities, including the Redemption Amount at Maturity, depends on the ability of the Bank to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of the Bank may affect the market value of the Securities and, in the event the Bank were to default on its obligations, you may not receive the amounts owed to you under the terms of the Securities. If you sell the Securities prior to maturity, you may receive substantially less than the Principal Amount of your Securities.

The COVID-19 virus may have an adverse impact on the Bank
On March 11, 2020, the World Health Organization declared the outbreak of a strain of novel coronavirus disease, COVID-19, a global pandemic. Governments in affected areas have imposed a number of measures designed to contain the outbreak, including business closures, travel restrictions, quarantines and cancellations of gatherings and events. The spread of COVID-19 has had disruptive effects in countries in which the Bank operates and the global economy more widely, as well as causing increased volatility and declines in financial markets. COVID-19 has materially impacted and continues to materially impact the markets in which the Bank operates. If the pandemic is prolonged, or further diseases emerge that give rise to similar effects, the adverse impact on the global economy could deepen and result in further declines in financial markets. A substantial amount of the Bank’s business involves making loans or otherwise committing resources to specific companies, industries or countries. The COVID-19 pandemic’s impact on such borrowers, industries and countries could have a material adverse effect on the Bank’s financial results, businesses, financial condition or liquidity. The COVID-19 pandemic may also result in disruption to the Bank’s key suppliers of goods and services and result in increased unavailability of staff adversely impacting the quality and continuity of service to customers and the reputation of the Bank. As a result, the business, results of operations, corporate reputation and financial condition of the Bank could be adversely impacted for a substantial period of time.
Risks Relating to Canadian and U.S. Federal Income Taxation
Uncertain Tax Treatment
Significant aspects of the tax treatment of the Securities are uncertain. You should consult your tax advisor about your tax situation. See “Canadian Income Tax Consequences” and “U.S. Federal Income Tax Consequences” in this pricing supplement.

INFORMATION REGARDING THE REFERENCE ASSET

S&P 500® Index
The S&P 500® Index includes a representative sample of 500 companies in leading industries of the U.S. economy. The 500 companies are not the 500 largest companies listed on the New York Stock Exchange (“NYSE”) and not all 500 companies are listed on the NYSE. S&P Dow Jones Indices LLC (“S&P” or the “sponsor”) chooses companies for inclusion in the S&P 500® Index with an aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. equity market. Although the S&P 500® Index contains 500 constituent companies, at any one time it may contain greater than 500 constituent trading lines since some companies included in the S&P 500® Index prior to July 31, 2017 may be represented by multiple share class lines in the index. The S&P 500® Index is calculated, maintained and published by S&P and is part of the S&P Dow Jones Indices family of indices. Additional information is available on the following websites: us.spindices.com/indices/equity/sp-500 and spdji.com/. We are not incorporating by reference the websites or any material they include in this pricing supplement or any document incorporated herein by reference.
S&P intends for the S&P 500® Index to provide a performance benchmark for the large-cap U.S. equity markets. Constituent changes are made on an as-needed basis and there is no schedule for constituent reviews. Index additions and deletions are announced with at least three business days advance notice. Less than three business days’ notice may be given at the discretion of the S&P 500® Index committee (the “S&P Index Committee”). Relevant criteria for additions to the S&P 500® Index that are employed by S&P include: the company proposed for addition should have an unadjusted company market capitalization of $8.2 billion or more and a security level float-adjusted market capitalization that is at least $4.1 billion (for spin-offs, eligibility is determined using when-issued prices, if available); using composite pricing and volume, the ratio of annual dollar value traded (defined as average closing price over the period multiplied by historical volume) in the proposed constituent to float-adjusted market capitalization of that company should be at least 1.00 and the stock should trade a minimum of 250,000 shares in each of the six months leading up to the evaluation date; the company must be a U.S. company (characterized as a Form 10-K filer with its U.S. portion of fixed assets and revenues constituting a plurality of the total and with a primary listing of the common stock on the NYSE, NYSE Arca, NYSE American (formerly NYSE MKT), Nasdaq Global Select Market, Nasdaq Select Market, Nasdaq Capital Market, Cboe BZX (formerly Bats BZX), Cboe BYX (formerly Bats BYX), Cboe EDGA (formerly Bats EDGA) or Cboe EDGX (formerly Bats EDGX) (each, an “eligible exchange”)); the proposed constituent has an investable weight factor (“IWF”) of 10% or more; the inclusion of the company will contribute to sector balance in the index relative to sector balance in the market in the relevant market capitalization range; financial viability (the sum of the most recent four consecutive quarters’ Generally Accepted Accounting Principles earnings (net income excluding discontinued operations) should be positive as should the most recent quarter); and, for initial public offerings, the company must be traded on an eligible exchange for at least twelve months (spin-offs or in-specie distributions from existing constituents do not need to be traded on an eligible exchange for twelve months prior to their inclusion in the S&P 500® Index). In addition, constituents of the S&P MidCap 400® Index and the S&P SmallCap 600® Index can be added to the S&P 500® Index without meeting the financial viability, IWF and/or liquidity eligibility criteria if the S&P Index Committee decides that such an addition will enhance the representativeness of the S&P 500® Index as a market benchmark. Further, constituents of the S&P Total Market Index Ex S&P Composite 1500 (which includes all eligible U.S. common equities except for those included in the S&P 500® Index, the S&P MidCap 400® Index and the S&P SmallCap 600® Index) that acquire a constituent of the S&P 500® Index, the S&P MidCap 400® Index or the S&P SmallCap 600® Index that do not fully meet the financial viability or IWF criteria may still be added to the S&P 500® Index at the discretion of the S&P Index Committee if the S&P Index Committee determines that the addition could minimize turnover and enhance the representativeness of the S&P 500® Index as a market benchmark. Certain types of organizational structures and securities are always excluded, including business development companies, limited partnerships, master limited partnerships, limited liability companies, OTC bulletin board issues, closed-end funds, exchange-traded funds (“ETFs”), exchange-traded notes, royalty trusts, tracking stocks, special purpose acquisition companies, preferred stock and convertible preferred stock, unit trusts, equity warrants, convertible bonds, investment trusts, rights and American depositary receipts. Stocks are deleted from the S&P 500® Index when they are involved in mergers, acquisitions or significant restructurings such that they no longer meet the inclusion criteria, and when they substantially violate one or more of the addition criteria. Stocks that are delisted or moved to the pink sheets or the OTC bulletin board are removed, and those that experience a trading halt may be retained or removed in S&P’s discretion. S&P evaluates additions and deletions with a view to maintaining S&P 500® Index continuity.

For constituents included in the S&P 500® Index prior to July 31, 2017, all publicly listed multiple share class lines are included separately in the S&P 500® Index, subject to, in the case of any such share class line, that share class line satisfying the liquidity and float criteria discussed above and subject to certain exceptions. It is possible that one listed share class line of a company may be included in the S&P 500® Index while a second listed share class line of the same company is excluded. For companies that issue a second publicly traded share class to index share class holders, the newly issued share class line is considered for inclusion if the event is mandatory and the market capitalization of the distributed class is not considered to be de minimis.

As of July 31, 2017, companies with multiple share class lines are no longer eligible for inclusion in the S&P 500® Index. Only common shares are considered when determining whether a company has a multiple share class structure. Constituents of the S&P 500® Index prior to July 31, 2017 with multiple share class lines will be grandfathered in and continue to be included in the S&P 500® Index. If an S&P 500® Index constituent reorganizes into a multiple share class line structure, that company will be reviewed for continued inclusion in the S&P 500® Index at the discretion of the S&P Index Committee.

As of September 30, 2020, the 500 companies included in the S&P 500® Index were divided into eleven Global Industry Classification Sectors. The Global Industry Classification Sectors include (with the approximate percentage currently included in such sectors indicated in parentheses): Information Technology (28.2%), Health Care (14.2%), Consumer Discretionary (11.6%), Communication Services (10.8%), Financials (9.7%), Industrials (8.3%), Consumer Staples (7.0%), Utilities (3.0%), Real Estate (2.6%), Materials (2.6%) and Energy (2.1%). The weightings for each sector are rounded to the nearest tenth of a percent and, therefore, may not equal 100%. (Sector designations are determined by the underlying index sponsor using criteria it has selected or developed. Index sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between indices with different index sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices.)

Calculation of the S&P 500® Index
The S&P 500® Index is calculated using a base-weighted aggregative methodology. The value of the S&P 500® Index on any day for which an index value is published is determined by a fraction, the numerator of which is the aggregate of the market price of each stock in the S&P 500® Index times the number of shares of such stock included in the S&P 500® Index, and the denominator of which is the divisor, which is described more fully below. The “market value” of any index stock is the product of the market price per share of that stock times the number of the then-outstanding shares of such index stock that are then included in the S&P 500® Index.
The S&P 500® Index is also sometimes called a “base-weighted aggregative index” because of its use of a divisor. The “divisor” is a value calculated by S&P that is intended to maintain conformity in index values over time and is adjusted for all changes in the index stocks’ share capital after the “base date” as described below. The level of the S&P 500® Index reflects the total market value of all index stocks relative to the index’s base date of 1941-43.
In addition, the S&P 500® Index is float-adjusted, meaning that the share counts used in calculating the S&P 500® Index reflect only those shares available to investors rather than all of a company’s outstanding shares. S&P seeks to exclude shares held by long-term, strategic shareholders concerned with the control of a company, a group that generally includes the following: officers and directors and related individuals whose holdings are publicly disclosed, private equity, venture capital, special equity firms, asset managers and insurance companies with board of director representation, publicly traded companies that hold shares in another company, holders of restricted shares (except for shares held as part of a lock-up agreement), company-sponsored employee share plans/trusts, defined contribution plans/savings, investment plans, foundations or family trusts associated with the company, government entities at all levels (except government retirement or pension funds), sovereign wealth funds and any individual person listed as a 5% or greater stakeholder in a company as reported in regulatory filings (collectively, “strategic holders”). To this end, S&P excludes all share-holdings (other than depositary banks, pension funds (including government pension and retirement funds), mutual funds, ETF providers, investment funds, asset managers (including hedge funds with no board of director representation), investment funds of insurance companies (except in certain countries where insurance companies may be considered strategic holders based on regulatory issues and country-specific practices) and independent foundations not associated with the company) with a position greater than 5% of the outstanding shares of a company from the float-adjusted share count to be used in S&P 500® Index calculations.

The exclusion is accomplished by calculating an IWF for each stock that is part of the numerator of the float-adjusted index fraction described above:
IWF = (available float shares)/(total shares outstanding)
where available float shares is defined as total shares outstanding less shares held by strategic holders. In most cases, an IWF is reported to the nearest one percentage point. For companies with multiple share class lines, a separate IWF is calculated for each share class line. In most cases, an IWF is reported to the nearest one percentage point.
Maintenance of the S&P 500® Index
In order to keep the S&P 500® Index comparable over time S&P engages in an index maintenance process. The S&P 500® Index maintenance process involves changing the constituents as discussed above, and also involves maintaining quality assurance processes and procedures, adjusting the number of shares used to calculate the S&P 500® Index, monitoring and completing the adjustments for company additions and deletions, adjusting for stock splits and stock dividends and adjusting for other corporate actions. In addition to its daily governance of indices and maintenance of the S&P 500® Index methodology, at least once within any 12 month period, the S&P Index Committee reviews the S&P 500® Index methodology to ensure the S&P 500® Index continues to achieve the stated objective, and that the data and methodology remain effective. The S&P Index Committee may at times consult with investors, market participants, security issuers included in or potentially included in the S&P 500® Index, or investment and financial experts.
Divisor Adjustments
The two types of adjustments primarily used by S&P are divisor adjustments and adjustments to the number of shares (including float adjustments) used to calculate the S&P 500® Index. Set forth below is a table of certain corporate events and their resulting effect on the divisor and the share count. If a corporate event requires an adjustment to the divisor, that event has the effect of altering the market value of the affected Reference Asset Constituent Stock and consequently of altering the aggregate market value of the Reference Asset Constituent Stocks following the event. In order that the level of the S&P 500® Index not be affected by the altered market value (which could be an increase or decrease) of the affected Reference Asset Constituent Stock, S&P generally derives a new divisor by dividing the post-event market value of the Reference Asset Constituent Stock by the pre-event index value, which has the effect of reducing the S&P 500® Index’s post-event value to the pre-event level.
Changes to the Number of Shares of a Constituent
The index maintenance process also involves tracking the changes in the number of shares included for each of the reference asset companies. Changes as a result of mandatory events, such as mergers or acquisition driven share/IWF changes, stock splits and mandatory distributions are not subject to a minimum threshold for implementation and are implemented when the transaction occurs. At S&P’s discretion, however, de minimis merger and acquisition changes may be accumulated and implemented with the updates made with the quarterly share updates as described below. Material share/IWF changes resulting from certain non-mandatory corporate actions follow the accelerated implementation rule. Non-material share/IWF changes are implemented quarterly.
Accelerated Implementation Rule
1. Public offerings. Public offerings of new company-issued shares and/or existing shares offered by selling shareholders, including block sales and spot secondaries, will be eligible for accelerated implementation treatment if the size of the event meets the materiality threshold criteria:
(a)        at least US $150 million, and
(b)        at least 5% of the pre-event total shares.
In addition to the materiality threshold, public offerings must satisfy the following conditions:
•          be underwritten.
•          have a publicly available prospectus, offering document, or prospectus summary filed with the relevant authorities.

•          have a publicly available confirmation from an official source that the offering has been completed.
For public offerings that involve a concurrent combination of new company shares and existing shares offered by selling shareholders, both events are implemented if either of the public offerings represent at least 5% of total shares and $150 million. Any concurrent share repurchase by the affected company will also be included in the implementation.
2. Dutch Auctions, self-tender offer buybacks, and split-off exchange offers. These nonmandatory corporate action types will be eligible for accelerated implementation treatment regardless of size once their results are publicly announced by S&P.
Exception to the Accelerated Implementation Rule
For non-mandatory corporate actions subject to the accelerated implementation rule with a size of at least US $1 billion, S&P will apply the share change, and any resulting IWF change, using the latest share and ownership information publicly available at the time of the announcement, even if the offering size is below the 5% threshold. This exception ensures that very large events are recognized in a timely manner using the latest available information.
All non-mandatory events not covered by the accelerated implementation rule (including but not limited to private placements, acquisition of private companies, and conversion of non-index share lines) will be implemented quarterly coinciding with the third Friday of the third month in each calendar quarter. In addition, events that were not implemented under the accelerated implementation rule but were found to have been eligible, (e.g. due to lack of publicly available information at the time of the event) are implemented as part of a quarterly rebalancing.
Announcement Policy
For accelerated implementation, S&P will provide two (2) business days’ notice for all non-US domiciled stocks, and one (1) business days’ notice for all US domiciled stocks.
IWF Updates
Accelerated implementation for events less than $1 billion will include an adjustment to the company’s IWF only to the extent that such an IWF change helps the new float share total mimic the shares available in the offering. To minimize unnecessary turnover, these IWF changes do not need to meet any minimum threshold requirement for implementation. Any IWF change resulting in an IWF of 0.96 or greater is rounded up to 1.00 at the next annual IWF review.
IWF changes will only be made at the quarterly review if the change represents at least 5% of total current shares outstanding and is related to a single corporate action that did not qualify for the accelerated implementation rule.
Quarterly share change events resulting from the conversion of derivative securities, acquisitions of private companies, or acquisitions of non-index companies that do not trade on a major exchange are considered to be available to investors unless there is explicit information stating that the new owner is a strategic holder.
Other than the situations described above, please note that IWF changes are only made at the annual IWF review.
Share Updates
When total shares outstanding increase by at least 5%, but the new share issuance is to a strategic or major shareholder, it implies that there is no change in float- adjusted shares. However, in such instances, S&P will apply the share change and resulting IWF change regardless of whether the float change is greater than or equal to 5%.
For companies with multiple share class lines, the 5% share change threshold is based on each individual multiple share class line rather than total company shares.
Changes to share counts that total less than 5% of total shares are accumulated and made quarterly on the third Friday of March, June, September, and December.
Exceptions:

Any non- fully paid or non-fully settled offering such as forward sales agreements are not eligible for accelerated implementation. Share updates resulting from completion of subscription receipts terms or the settlement of forward sale agreements are updated at a future quarterly share rebalance.
Rebalancing Guidelines – Share/IWF Freeze
A share/IWF freeze period is implemented during each quarterly rebalancing. The freeze period begins after the market close on the Tuesday prior to the second Friday of each rebalancing month (i.e. March, June, September, and December) and ends after the market close on the third Friday of the rebalancing month. Pro-forma files are normally released after the market close on the second Friday, one week prior to the rebalancing effective date. In September, preliminary share and float data is released on the first Friday of the month. However, the share freeze period for September follows the same schedule as the other three quarterly share freeze periods. For illustration purposes, if rebalancing pro-forma files are scheduled to be released on Friday, March 13, the share/IWF freeze period will begin after the close of trading on Tuesday, March 10 and will end after the close of trading the following Friday, March 20 (i.e. the third Friday of the rebalancing month).
During the share/IWF freeze period, shares and IWFs are not changed except for mandatory corporate action events (such as merger activity, stock splits, and rights offerings), and the accelerated implementation rule is suspended. All changes that qualify for accelerated implementation scheduled to be effective during the share/IWF freeze period will instead be announced on the third Friday of the rebalancing month, and implemented five business days after the quarterly rebalancing effective date.
Adjustments for Corporate Actions
There is a large range of corporate actions that may affect companies included in the S&P 500® Index. Certain corporate actions require S&P to recalculate the share count or the float adjustment or to make an adjustment to the divisor to prevent the value of the S&P 500® Index from changing as a result of the corporate action. This helps ensure that the movement of the S&P 500® Index does not reflect the corporate actions of individual companies in the S&P 500® Index.
Spin-Offs
As a general policy, a spin-off security is added to the S&P 500® Index on the ex-date at a price of zero (with no divisor adjustment) and will remain in the index for at least one trading day. On the ex-date the spin-off will have the same attributes and capping adjustment factor as its parent company. The spin-off security will remain in the S&P 500® Index if it meets all eligibility criteria. If the spin-off security is determined ineligible to remain in the S&P 500® Index, it will generally be removed after at least one day of regular way trading (with a divisor adjustment). The weight of the spin-off being deleted is reinvested across all the index components proportionately such that the relative weights of all index components are unchanged. The net change in index market capitalization will cause a divisor change.
Companies that are spun off from a constituent of the S&P 500® Index do not need to meet the eligibility criteria for new constituents, but they should be considered U.S. domiciled for index purposes. At the discretion of the S&P Index Committee, a spin-off company may be retained in the S&P 500® Index if the S&P Index Committee determines it has a total market capitalization representative of the S&P 500® Index. If the spin-off company’s estimated market capitalization is below the minimum of $8.2 billion for addition criteria but there are other constituent companies in the S&P 500® Index that have a significantly lower total market capitalization than the spin-off company, the S&P Index Committee may decide to retain the spin-off company in the S&P 500® Index.
Several additional types of corporate actions, and their related treatment, are listed in the table below.

Corporate Action	Treatment
Company addition/deletion	Addition Companies are added at the float market capitalization weight. The net change to the index market capitalization causes a divisor adjustment.

Deletion The weights of all stocks in the index will proportionally change. Relative weights will stay the same. The index divisor will change due to the net change in the index market capitalization
Change in shares outstanding	Increasing (decreasing) the shares outstanding increases (decreases) the market capitalization of the index. The change to the index market capitalization causes a divisor adjustment.
Split/reverse split	Shares outstanding are adjusted by split ratio. Stock price is adjusted by split ratio. There is no change to the index market capitalization and no divisor adjustment.
Change in IWF	Increasing (decreasing) the IWF increases (decreases) the market capitalization of the index. A net change to the index market capitalization causes a divisor adjustment.
Ordinary dividend	When a company pays an ordinary cash dividend, the index does not make any adjustments to the price or shares of the stock. As a result there are no divisor adjustments to the index.
Special dividend	The stock price is adjusted by the amount of the special dividend. The net change to the index market capitalization causes a divisor adjustment.
Rights offering
All rights offerings that are in-the-money on the ex-date are applied under the assumption the rights are fully subscribed. The stock price is adjusted by the value of the rights and the shares outstanding are increased by the rights ratio. The net change in market capitalization causes a divisor adjustment.

Any company that is removed from the S&P 500® Index, the S&P MidCap 400® Index or the S&P SmallCap 600® Index must wait a minimum of one year from its removal date before being reconsidered as a replacement candidate for the S&P 500® Index.

Recalculation Policy

S&P reserves the right to recalculate and republish the S&P 500® Index at its discretion in the event one of the following issues has occurred: (1) incorrect or revised closing price of one or more constituent securities; (2) missed or misapplied corporate action; (3) incorrect application of an index methodology; (4) late announcement of a corporate action; or (5) incorrect calculation or data entry error. The decision to recalculate the S&P 500® Index is made at the discretion of the index manager and/or S&P Index Committee, as further discussed below. The potential market impact or disruption resulting from a  recalculation is considered when making any such decision. In the event of an incorrect closing price, a missed or misapplied corporate action, a late announcement of a corporate action, or an incorrect calculation or data entry error that is discovered within two trading days of its occurrence, generally the index is recalculated. In the event any such event is discovered beyond the two trading day period, the S&P Index Committee shall decide whether the index should be recalculated. In the event of an incorrect application of the methodology that results in the incorrect composition and/or weighting of index constituents, the S&P Index Committee shall determine whether or not to recalculate the index following specified guidelines. In the event that the index is recalculated, it shall be done within a reasonable timeframe following the detection and review of the issue.

Calculations and Pricing Disruptions

Closing levels for the S&P 500® Index are calculated by S&P based on the closing price of the individual constituents of the index as set by their primary exchange. Closing prices are received by S&P from one of its third party vendors and verified by comparing them with prices from an alternative vendor. The vendors receive the closing price from the primary exchanges. Real-time intraday prices are calculated similarly without a second verification. Prices used for the calculation of real time index values are based on the “Consolidated Tape”. The Consolidated Tape is an aggregation of trades for each constituent over all regional exchanges and trading venues and includes the primary exchange. If there is a failure or interruption on one or more exchanges, real-time calculations will continue as long as the “Consolidated Tape” is operational.

If an interruption is not resolved prior to the market close, official closing prices will be determined by following the hierarchy set out in NYSE Rule 123C. A notice is published on the S&P website at spdji.com indicating any changes to the prices used in S&P 500® Index calculations. In extreme circumstances, S&P may decide to delay index adjustments or not publish the S&P 500® Index. Real-time indices are not restated.

Unexpected Exchange Closures

An unexpected market/exchange closure occurs when a market/exchange fully or partially fails to open or trading is temporarily halted. This can apply to a single exchange or to a market as a whole, when all of the primary exchanges are closed and/or not trading. Unexpected market/exchange closures are usually due to unforeseen circumstances, such as natural disasters, inclement weather, outages, or other events.
To a large degree, S&P is dependent on the exchanges to provide guidance in the event of an unexpected exchange closure. S&P’s decision making is dependent on exchange guidance regarding pricing and mandatory corporate actions.
NYSE Rule 123C provides closing contingency procedures for determining an official closing price for listed securities if the exchange is unable to conduct a closing transaction in one or more securities due to a system or technical issue.
3:00 PM ET is the deadline for an exchange to determine its plan of action regarding an outage scenario. As such, S&P also uses 3:00 PM ET as the cutoff.
If all major exchanges fail to open or unexpectedly halt trading intraday due to unforeseen circumstances, S&P will take the following actions:
Market Disruption Prior to Open of Trading:
(i)
If all exchanges indicate that trading will not open for a given day, S&P will treat the day as an unscheduled market holiday. The decision will be communicated to clients as soon as possible through the normal channels. Indices containing multiple markets will be calculated as normal, provided that at least one market is open that day. Indices which only contain closed markets will not be calculated.

(ii)	If exchanges indicate that trading, although delayed, will open for a given day, S&P will begin index calculation when the exchanges open.
Market Disruption Intraday:
If exchanges indicate that trading will not resume for a given day, the S&P 500® Index level will be calculated using prices determined by the exchanges based on NYSE Rule 123C. Intraday S&P 500® Index values will continue to use the last traded composite price until the primary exchange publishes official closing prices.
License Agreement
S&P® is a registered trademark of Standard & Poor’s Financial Services LLC (“SPFS”) and Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”). These trademarks have been licensed for use by S&P Dow Jones Indices LLC. “Standard & Poor’s®”, “S&P 500®” and “S&P®” are trademarks of SPFS. These trademarks have been sublicensed for certain purposes by us. The S&P 500® Index is a product of S&P Dow Jones Indices LLC and/or its affiliates and has been licensed for use by us for a fee:
The Securities are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, SPFS or their respective affiliates (collectively, “S&P Dow Jones Indices”). S&P Dow Jones Indices makes no representation or warranty, express or implied, to the owners of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities particularly or the ability of the S&P 500® Index to track general stock market performance. S&P Dow Jones Indices’ only relationship to the Bank is the licensing of certain trademarks and trade names of S&P Dow Jones Indices and/or its third party licensors. The S&P 500® Index is determined, composed and calculated by S&P Dow Jones Indices without regard to the Bank or the Securities. S&P Dow Jones Indices has no obligation to take the needs of the Bank or the owners of the Securities into consideration in determining, composing or calculating the S&P 500® Index. Neither S&P nor its third party licensors are responsible for and has not participated in the determination of the prices and amount of the Securities or the timing of the issuance or sale of the Securities or in the determination or calculation of the equation by which the Securities are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the Securities. There is no assurance that investment products based on the S&P 500® Index will accurately track index performance or provide positive investment returns. S&P Dow Jones Indices LLC is not an investment advisor. Inclusion of a security or futures contract within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security or futures contract, nor is it considered to be investment advice. Notwithstanding the foregoing, CME Group Inc. and its affiliates may independently issue and/or sponsor financial products unrelated to the Securities currently being issued by us, but which may be similar to and competitive with the Securities. In addition, CME Group Inc. and its affiliates may trade financial products which are linked to the performance of the S&P 500® Index. It is possible that this trading activity will affect the value of the Securities.
S&P DOW JONES INDICES DOES NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS OR COMPLETENESS OF THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN OR ANY COMMUNICATIONS (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS OR DELAYS THEREIN. S&P DOW JONES INDICES MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE MARKS, THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND US, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

Historical Information
The graph below illustrates the performance of the Reference Asset from January 1, 2015 through October 28, 2020. The dotted line represents a hypothetical Threshold Level of 2,943.927, which is equal to 90.00% of 3,271.03, which was the Closing Level of the Reference Asset on October 28, 2020. Past performance of the Reference Asset is not indicative of the future performance of the Reference Asset.

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We obtained the information regarding the historical performance of the Reference Asset in the table and graph above from Bloomberg.
We have not independently verified the accuracy or completeness of the information obtained from Bloomberg and have not undertaken an independent review or due diligence. The historical performance of the Reference Asset should not be taken as an indication of its future performance, and no assurance can be given as to the Ending Level of the Reference Asset. We cannot give you assurance that the performance of the Reference Asset will result in any positive return on your initial investment.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)
Pursuant to the terms of a distribution agreement, Scotia Capital (USA) Inc., an affiliate of the Bank, will purchase the Securities from the Bank for distribution to other registered broker-dealers or will offer the Securities directly to investors.
Scotia Capital (USA) Inc. or one of our affiliates will purchase the aggregate Principal Amount of the Securities and as part of the distribution, will sell the Securities to WFS at a discount of up to $31.50 (3.15%) per $1,000 Principal Amount of the Securities. WFS will provide selected dealers, which may include WFA, with a selling concession of up to $17.50 (1.75%) per $1,000 Principal Amount of the Securities, and WFA will receive a distribution expense fee of $0.75 (0.075%) per $1,000 Principal Amount of the Securities for Securities sold by WFA.
In addition, in respect of certain Securities sold in this offering, we may pay a fee of up to $1.00 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the Securities to other securities dealers.
In addition, Scotia Capital (USA) Inc. or another of its affiliates or agents may use this pricing supplement in market-making transactions after the initial sale of the Securities. While the Underwriters may make markets in the Securities, they are under no obligation to do so and may discontinue any market-making activities at any time without notice. See the sections titled “Supplemental Plan of Distribution” in the accompanying prospectus supplement and product prospectus supplement.
The price at which you purchase the Securities includes costs that the Bank, the Underwriters or their affiliates expect to incur and profits that the Bank, the Underwriters or their affiliates expect to realize in connection with hedging activities related to the Securities, as set forth above. These costs and profits will likely reduce the secondary market price, if any secondary market develops, for the Securities. As a result, you may experience an immediate and substantial decline in the market value of your Securities on the Original Issue Date.
Conflicts of Interest
Scotia Capital (USA) Inc. is an affiliate of the Bank and, as such, has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121. In addition, the Bank will receive the gross proceeds from the initial public offering of the Securities, thus creating an additional conflict of interest within the meaning of Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. Scotia Capital (USA) Inc. is not permitted to sell Securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.
The Underwriters and their respective affiliates are full service financial institutions engaged in various activities,  which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The Underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the Bank, for which they received or will receive customary fees and expenses.
In the ordinary course of their various business activities, the Underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the Bank. The Underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
Prohibition of Sales to EEA Retail Investors
The Securities are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive 2002/92/EC, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC, as amended. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”), for offering or selling the Securities or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Securities or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

THE BANK’S ESTIMATED VALUE OF THE SECURITIES
The Bank’s estimated value of the Securities set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the Securities, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the Securities. The Bank’s estimated value does not represent a minimum price at which the Bank would be willing to buy your Securities in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the Bank’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the Securities as well as the higher issuance, operational and ongoing liability management costs of the Securities in comparison to those costs for our conventional fixed-rate debt. For additional information, see “Additional Risk Factors—The Bank’s Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt.”  The value of the derivative or derivatives underlying the economic terms of the Securities is derived from the Bank’s internal pricing model. This model is dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the Bank’s estimated value of the Securities is determined when the terms of the Securities are set based on market conditions and other relevant factors and assumptions existing at that time. See “Additional Risk Factors—The Bank’s Estimated Value Does Not Represent Future Values of the Securities and May Differ from Others’ Estimates.”
The Bank’s estimated value of the Securities will be lower than the Original Offering Price of the Securities because costs associated with selling, structuring and hedging the Securities are included in the Original Offering Price of the Securities. These costs include the selling commissions paid to the Underwriters and other affiliated or unaffiliated dealers, the projected profits that we or our hedge provider expect to realize for assuming risks inherent in hedging our obligations under the Securities and the estimated cost of hedging our obligations under the Securities. The profits also include an estimate of the difference between the amounts we or our hedge provider pay and receive in a hedging transaction with our affiliate and/or an affiliate of WFS in connection with your Securities. We pay to such hedge provider amounts based on, but at a discount to, what we would pay to holders of a non-structured note with a similar maturity. In return for such payment, such hedge provider pays to us the amount we owe under the Securities. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the Securities. See “Additional Risk Factors—The Bank’s Estimated Value of the Securities Will Be Lower Than the Original Offering Price of the Securities” in this pricing supplement.

ADDITIONAL INFORMATION ABOUT THE SECURITIES
Please read this information in conjunction with the summary terms on the front cover of this document. Notwithstanding anything to the contrary in the accompanying product prospectus supplement for this Security, the amount you will receive at maturity will be the Redemption Amount at Maturity, defined and calculated as provided in this pricing supplement.
Additional Information About the Terminology Used in this Pricing Supplement
This pricing supplement uses certain terminology that differs from that used in the accompanying product prospectus supplement. For the avoidance of doubt, the provisions in this pricing supplement regarding any payment on the Securities will control. Please read this pricing supplement and the accompanying prospectus, prospectus supplement, and product prospectus supplement with the following mapping in mind.
“Security”	The accompanying product prospectus supplement refers to a Security as a “note”

“Original Offering Price”	The accompanying product prospectus supplement refers to the Original Offering Price as the “issue price”

“Calculation Day”	The accompanying product prospectus supplement refers to a Calculation Day as a “valuation date”

“Threshold Level”	The accompanying product prospectus supplement refers to the Threshold Level as the “Buffer Level”

“Threshold Percentage”	The accompanying product prospectus supplement refers to the Threshold Percentage as the “Buffer Percentage”

“Capped Value”	The accompanying product prospectus supplement refers to the Capped Value as the “Maximum Redemption Amount”

“Starting Level”	The accompanying product prospectus supplement refers to the Starting Level as the “Initial Level”

“Ending Level”	The accompanying product prospectus supplement refers to the Ending Level as the “Final Level”

“Redemption Amount at Maturity”	The accompanying product prospectus supplement refers to the Redemption Amount at Maturity as the “payment at maturity”

“Sponsor”	The accompanying product prospectus supplement refers to the Sponsor as the “Index Sponsor”

CANADIAN INCOME TAX CONSEQUENCES
See “Supplemental Discussion of Canadian Tax Consequences” on page PS-27 of the accompanying product prospectus supplement.

U.S. FEDERAL INCOME TAX CONSEQUENCES
The U.S. federal income tax consequences of your investment in the Securities are uncertain. There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Securities. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the Securities, and the following discussion is not binding on the IRS. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion under “Material U.S. Federal Income Tax Consequences” in the accompanying product prospectus supplement and to discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Treasury Department (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein.
U.S. Tax Treatment. By purchasing the Securities, the Bank and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize your Securities as prepaid derivative contracts with respect to the Reference Asset that are "open transactions" for U.S. federal income tax purposes. If your Securities are so treated, and you are a U.S. holder, as defined in the accompanying product prospectus supplement, you should generally recognize long-term capital gain or loss if you hold your Securities for more than one year (and, otherwise, short-term capital gain or loss) upon the taxable disposition of your Securities in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Securities. The deductibility of capital losses is subject to limitations.
Based on certain factual representations received from us, our special U.S. tax counsel, Cadwalader, Wickersham & Taft LLP, is of the opinion that it would be reasonable to treat your Securities in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Securities , it is possible that your Securities could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the Securities  could differ materially and adversely from the treatment described above.
Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the Securities. According to Notice 2008-2, the IRS and the Treasury are actively considering whether a holder of an instrument such as the Securities should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance the IRS and the Treasury will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Both U.S. holders and non-U.S. holders are urged to consult their tax advisors regarding the possible consequences to them of the above considerations.
Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” or “undistributed net investment income” in the case of an estate or trust, which may include any income or gain recognized with respect to the Securities, to the extent of their net investment income or undistributed net investment income (as the case may be) that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. U.S. holders should consult their tax advisors as to the consequences of the 3.8% Medicare tax.

Specified Foreign Financial Assets. U.S. holders may be subject to reporting obligations with respect to their Securities if they do not hold their Securities in an account maintained by a financial institution and the aggregate value of their Securities and certain other “specified foreign financial assets” (applying certain attribution rules) exceeds an applicable threshold. Significant penalties can apply if a U.S. holder is required to disclose its Securities and fails to do so.
Non-U.S. Holders. If you are a non-U.S. holder, as defined in the accompanying product prospectus supplement, subject to Section 871(m) of the Code and FATCA, discussed below, you should generally not be subject to U.S. withholding tax with respect to payments on your Securities or to generally applicable information reporting and backup withholding requirements with respect to payments on your Securities if you comply with certain certification and identification requirements as to your non-U.S. status including providing us (and/or the applicable withholding agent) a properly executed and fully completed applicable IRS Form W-8. Subject to Section 897 of the Code and Section 871(m) of the Code, as discussed below, gain recognized on the taxable disposition of the Securities generally will not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by you in the U.S., (ii) you are a non-resident alien individual and are present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) you have certain other present or former connections with the U.S.
Section 897. We will not attempt to ascertain whether the any Reference Asset Constituent Stock Issuer would be treated as a “United States real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code.  We also have not attempted to determine whether the Securities should be treated as “United States real property interests” (“USRPI”) as defined in Section 897 of the Code. If any such entity and/or the Securities were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain recognized by a non-U.S. holder in respect of the Securities upon a taxable disposition (including cash settlement) of the Securities to U.S. federal income tax on a net basis, and the proceeds from such a taxable disposition to a withholding tax. Non-U.S. holders should consult their tax advisors regarding the potential treatment of any such entity as a USRPHC and/or the Securities as USRPI.
Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities or indices containing U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta-one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2018. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta-one specified equity-linked instruments and are issued before January 1, 2023.
Based on our determination that the Securities are not “delta-one” with respect to the Reference Asset or any Reference Asset Constituent Stocks, our special U.S. tax counsel is of the opinion that the Securities should not be delta-one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations made upon the Pricing Date of the Securities. If withholding under Section 871(m) of the Code is required, we will not make payments of any additional amounts.
Nevertheless, after issuance, it is possible that your Securities could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting the Reference Asset, any Reference Asset Constituent Stocks or your Securities, and following such occurrence your Securities could be treated as delta-one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the Securities under these rules if you enter, or have entered into certain other transactions in respect of the Reference Asset, any Reference Asset Constituent Stocks or the Securities. If you enter, or have entered, into other transactions in respect of the Reference Asset, any Reference Asset Constituent Stocks or the Securities, you should consult your tax advisor regarding the application of Section 871(m) of the Code to your Securities in the context of your other transactions.
Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the Securities, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the Securities.

FATCA. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account at the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.
Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments”, will not apply to gross proceeds on a sale or disposition (because recent proposed Treasury regulations, which may be currently relied upon, would eliminate FATCA withholding on gross proceeds), and will apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.
Investors should consult their own advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Securities through a non-U.S. entity) under the FATCA rules.
Backup Withholding and Information Reporting. The proceeds received from a taxable disposition of the Securities will be subject to information reporting unless you are an “exempt recipient” and may also be subject to backup withholding at the rate specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer number, if you are a U.S. holder) or meet certain other conditions.
Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.
Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of Securities purchased after the bill was enacted to accrue interest income over the term of the Securities despite the fact that there will be no interest payments over the term of the Securities.
Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the Securities to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.
It is impossible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your Securities. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your Securities.
Both U.S. and non-U.S. holders should consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the Securities, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction (including that of the Bank).